EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2022 First Quarter Results

LYNNWOOD, Wash., June 02, 2022 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today reported results for the first quarter ended April 30, 2022.

Net sales for the first quarter ended April 30, 2022 (13 weeks) decreased 20.9% to $220.7 million from $279.1 million in the first quarter ended May 1, 2021 (13 weeks). Compared to the pre-pandemic first quarter ended May 4, 2019 (13 weeks), first quarter 2022 net sales increased 3.6%. Net loss for the first quarter of fiscal 2022 was $(0.4) million, or $(0.02) per diluted share, compared to net income of $26.4 million, or $1.03 per diluted share, in the first quarter of the prior fiscal year. Net income for the first quarter of 2019 was $0.8 million, or $0.03 per diluted share.

At April 30, 2022, the Company had cash and current marketable securities of $173.0 million compared to cash and current marketable securities of $400.4 million at May 1, 2021. The decrease was driven by share repurchases and capital expenditures partially offset by cash generated through operations. The Company repurchased 1.9 million shares in the first quarter of 2022 at an average cost of $43.51 per share and a total cost of $83.3 million which fully completed the existing authorized program. The Company currently has no open repurchase authorizations.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “Our first quarter top line performance came in on the high side of our expectations for the quarter as we experienced another period of full price selling across each of our geographic regions. As forecasted, the first quarter was meaningfully impacted by the anniversary of record U.S. stimulus in early 2021 as well as the impacts of inflation and overall competition for the discretionary dollar. On the expense side we experienced some headwinds in the first quarter of this year around labor, shipping and logistics costs as well as a shift in timing of certain marketing and training investments that resulted in us missing our EPS guidance. As we look to the balance of the year, we are cognizant that the current macroeconomic environment is likely to deteriorate further and near-term year-over-year comparisons remain challenging. However, we have a strong balance sheet and remain confident in our consumer centric growth strategy and flexible operating model that has proven resilient to a variety of challenges over time. Despite the economic back drop, we believe the Company remains well positioned to capture share in each of our global markets while we continue advancing our strategic initiatives and generating value for our shareholders.”

May 2022 Sales
Net sales for the four-week period ended May 28, 2022 decreased 20.9% compared to the four-week period ended May 29, 2021 and increased 3.3% compared to the four-week period ended June 1, 2019.

Fiscal 2022 Second Quarter Outlook
The Company is introducing guidance for the three months ending July 30, 2022. Net sales are projected to be in the range of $232 to $239 million. Consolidated operating margins are expected to between 5.0% and 6.5% resulting in earnings per diluted share of approximately $0.45 to $0.55. The Company currently intends to open approximately 34 new stores in fiscal 2022, including up to 15 stores in North America, 14 stores in Europe and 5 stores in Australia.

Conference call Information
A conference call will be held today to discuss first quarter fiscal 2022 results and will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (844) 309-0606 (domestic) or (574) 990-9934 (international) followed by the conference identification code of 9374922.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of May 28, 2022, we operated 741 stores, including 601 in the United States, 52 in Canada, 69 in Europe and 19 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, zumiez.ca, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended January 29, 2022 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Company Contact:
Darin White
Vice president of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	April 30, 2022	% of Sales	May 1, 2021	% of Sales
Net sales	$220,686	100.0%	$279,069	100.0%
Cost of goods sold	148,312	67.2%	175,900	63.0%
Gross profit	72,374	32.8%	103,169	37.0%
Selling, general and administrative expenses	71,877	32.6%	68,889	24.7%
Operating profit	497	0.2%	34,280	12.3%
Interest income, net	492	0.2%	975	0.3%
Other income, net	172	0.1%	254	0.1%
Earnings before income taxes	1,161	0.5%	35,509	12.7%
Provision for income taxes	1,558	0.7%	9,124	3.2%
Net (loss) income	$(397)	(0.2%)	$26,385	9.5%
Basic (loss) earnings per share	$(0.02)		$1.05
Diluted (loss) earnings per share	$(0.02)		$1.03
Weighted average shares used in computation of earnings per share:
Basic	19,533		25,167
Diluted	19,533		25,676

ZUMIEZ INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 30, 2022	January 29, 2022	May 1, 2021
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$62,501	$117,223	$81,503
Marketable securities	110,452	177,260	318,888
Receivables	23,609	14,427	20,481
Inventories	141,883	128,728	136,498
Prepaid expenses and other current assets	10,348	10,011	9,481
Total current assets	348,793	447,649	566,851
Fixed assets, net	90,313	91,451	96,004
Operating lease right-of-use assets	240,052	230,187	259,790
Goodwill	55,325	57,560	61,307
Intangible assets, net	14,091	14,698	15,996
Deferred tax assets, net	7,910	8,659	6,168
Other long-term assets	11,630	11,808	11,688
Total long-term assets	419,321	414,363	450,953
Total assets	$768,114	$862,012	$1,017,804

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$65,108	$55,638	$75,610
Accrued payroll and payroll taxes	19,334	31,209	24,784
Operating lease liabilities	69,327	63,577	67,433
Other liabilities	24,528	34,015	25,419
Total current liabilities	178,297	184,439	193,246
Long-term operating lease liabilities	207,953	204,309	238,553
Other long-term liabilities	4,967	4,946	4,224
Total long-term liabilities	212,920	209,255	242,777
Total liabilities	391,217	393,694	436,023

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 19,459 shares issued and outstanding at April 30, 2022, 21,215 shares issued and outstanding at January 29, 2022, and 25,780 shares issued and outstanding at May 1, 2021	182,899	180,824	174,921
Accumulated other comprehensive (loss) income	(23,274)	(13,463)	446
Retained earnings	217,272	300,957	406,414
Total shareholders’ equity	376,897	468,318	581,781
Total liabilities and shareholders’ equity	$768,114	$862,012	$1,017,804

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	April 30, 2022	May 1, 2021
Cash flows from operating activities:
Net (loss) income	$(397)	$26,385
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation, amortization and accretion	5,416	5,889
Noncash lease expense	16,495	15,968
Deferred taxes	1,838	4,063
Stock-based compensation expense	1,700	1,740
Impairment of long-lived assets	-	2,079
Other	(72)	(246)
Changes in operating assets and liabilities:
Receivables	(4,172)	(2,019)
Inventories	(14,580)	(1,813)
Prepaid expenses and other assets	(280)	(2,098)
Trade accounts payable	9,672	5,796
Accrued payroll and payroll taxes	(11,696)	(3,141)
Income taxes payable	(4,987)	(3,690)
Operating lease liabilities	(18,403)	(18,776)
Other liabilities	(5,011)	(3,212)
Net cash (used in) provided by operating activities	(24,477)	26,925
Cash flows from investing activities:
Additions to fixed assets	(3,562)	(2,825)
Purchases of marketable securities and other investments	(1,914)	(60,692)
Sales and maturities of marketable securities and other investments	64,041	42,249
Net cash provided by (used in) investing activities	58,565	(21,268)
Cash flows from financing activities:
Proceeds from issuance and exercise of stock-based awards	782	2,039
Payments for tax withholdings on equity awards	(407)	(486)
Common stock repurchased	(87,860)	—
Net cash (used in) provided by financing activities	(87,485)	1,553
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1,497)	766
Net (decrease) increase in cash, cash equivalents, and restricted cash	(54,894)	7,976
Cash, cash equivalents, and restricted cash, beginning of period	124,052	80,690
Cash, cash equivalents, and restricted cash, end of period	$69,158	$88,666
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$4,657	$8,738
Accrual for purchases of fixed assets	2,530	553